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                                                                      EHIBIT 8.1

                                 Law Offices of

                             CHAPMAN AND CUTLER LLP
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

Theodore S. Chapman      595 Market Street, San Francisco, California 94105-2839           Chicago
1877-1943                           Telephone (415) 541-0500                               111 West Monroe Street
Henry E. Cutler                     Facsimile (415)541-0506                                Chicago, Illinois 60603
1879-1959                               chapman.com                                        (312) 845-3000

                                           JUNE 29, 2004                                   Salt Lake City

                                                                                           50 South Main Street
                                                                                           Salt Lake City,Utah 84144
                                                                                           (801) 533-0066
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TO THE PARTIES LISTED
ON SCHEDULE A HERETO

         Re: Sequoia HELOC Trust 2004-1

Ladies and Gentlemen:

         You have requested our opinion in connection with certain federal income tax matters related to Sequoia HELOC Trust 2004-1, a Delaware statutory trust (the "Issuer") and the $317,044,000 HELOC Asset-Backed Notes, Series 2004-1 issued by it (the "Notes"). The Issuer is a statutory business trust formed by Sequoia Mortgage Funding Corporation (the "Depositor") pursuant to the Trust Agreement, dated as of June 1, 2004 (the "Trust Agreement"), between the Depositor and Wilmington Trust Company, as Owner Trustee. The Notes are being issued pursuant to an Indenture, dated as of June 1, 2004 (the "Indenture") between the Issuer and Wells Fargo Bank, N.A., as Indenture Trustee. Reference is hereby made to the Depositor's Universal Shelf Registration Statement on Form S-3 (Registration Statement No. 333-115296) filed with the Securities and Exchange Commission under the Securities Act of 1933 on May 7, 2004 and declared effective on or about May 14, 2004, and to the Prospectus, dated June 10, 2004 (the "Prospectus") and the Prospectus Supplement, dated June 22, 2004 (the "Prospectus Supplement"), included in such Registration Statement. Each capitalized term used but not defined herein has the meaning assigned thereto in the Indenture.

         We have acted as special tax counsel to the Depositor in connection with the above transaction and have assisted in the preparation of the federal income tax summaries set forth in the Prospectus Supplement used in connection with the issuance of the Notes. In formulating our opinions, we have reviewed final copies, dated on or before the date hereof, of (i) the Prospectus and the Prospectus Supplement, (ii) the Indenture and the Notes, (iii) the Trust Agreement, (iv) the Mortgage Loan Purchase and Sale Agreement, (v) the Sale and Servicing Agreement, (vi) the Master Mortgage Loan Purchase Agreement, (vii) the Master Servicing Agreement, (viii) the Acknowledgments, (ix) the Management Agreement, (x) the Policy and (xi) such resolutions, certificates, records, and other documents provided by the Depositor as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or finals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies. In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing

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                                 Law Offices of

                             CHAPMAN AND CUTLER LLP

TO THE PARTIES LISTED
ON SCHEDULE A HERETO
June 29,2004
Page 2

documents have been and will be consummated in accordance with the terms of such operative documents, and that such documents accurately reflect the material facts of such transactions.

         Our opinion is also based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations, and interpretations on which our opinion is based are subject to change, possibly retroactively. In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to the conclusions stated in our opinion.

         Based on the foregoing, we are of the opinion that, assuming compliance with the provisions of the Trust Agreement, the Indenture, the Mortgage Loan Purchase and Sale Agreement, the Sale and Servicing Agreement, the Master Mortgage Loan Purchase Agreement, the Master Servicing Agreement, the Management Agreement and the Policy, for federal income tax purposes:

         1. Although the discussion in the Prospectus and the Prospectus Supplement under the heading "Federal Income Tax Consequences" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Notes, in our opinion, such discussion taken as whole constitutes in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Notes under existing law;

         2. The Notes will be treated as indebtedness for United States federal income tax purposes, and not as an ownership interest in the Mortgage Loans or the Issuer; and

         3. The Issuer will not be subject to entity level taxes for United States federal income tax purposes as (i) an association taxable as a corporation, (ii) a "taxable mortgage pool" within the meaning of Section 7701(i) of the Code or
                  (iii) a "publicly traded partnership" within the meaning of
                  Section 7704 of the Code.

         Other than as expressly stated above, we express no opinion on any issue relating to the Depositor or any of its affiliates, the Issuer, the Collateral, or to any other securities issued by them, or under any law other than the federal income tax laws.

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                                 Law Offices of

                             CHAPMAN AND CUTLER LLP

TO THE PARTIES LISTED
ON SCHEDULE A HERETO
June 29,2004
Page 3

         We are furnishing this opinion to you solely in connection with the initial sale of the Notes and it is not to be relied upon by any other person or for any other purpose without our express written permission.

                                                        Very truly yours,
                                                        CHAPMAN AND CUTLER LLP

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                                 Law Offices of

                             CHAPMAN AND CUTLER LLP

                                   SCHEDULE A

Redwood Trust, Inc.
One Belvedere Place
Suite 300
Mill Valley, CA 94941

RWT Holdings, Inc.
One Belvedere Place
Suite 310
Mill Valley, CA 94941

Sequoia Mortgage Funding Corporation
One Belvedere Place
Suite 320
Mill Valley, CA 94941

Sequoia HELOC Trust 2004-1
c/o Wilmington Trust Company,
   as Owner Trustee
Rodney Square North
1100 North Market St. Wilmington, DE 19890-0001

Morgan Stanley Dean Witter
   Credit Corporation
2500 Lake Cook Road
Riverwoods, IL 60015

Moody's Investors Service
99 Church Street
New York, NY  10007

Standard & Poor's Ratings Services
55 Water Street
New York, NY 10014

Morgan Stanley & Co. Incorporated
1505 Broadway
New York, NY 10036

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045-1951

Wilmington Trust Company,
    as Owner Trustee
Rodney Square North
1100 North Market St.
Wilmington, DE 19890-0001